Exhibit 99.1

Lincoln Educational Services Corporation Announces the Resignation of
Steven W. Hart from its Board of Directors

West Orange, N.J., December 3, 2007 -- Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today announced that Steven W. Hart has resigned from Lincoln’s Board of Directors to devote more time to his other business obligations.  Mr. Hart is President of Hart Capital LLC.  He has served as a Director of Lincoln since 1999.

Commenting on the announcement, Lincoln’s Chairman & CEO David F. Carney stated, “We regretfully accept Steve’s resignation, but understand his desire to spend more time on other business obligations.  We thank him for his contributions to Lincoln over the years and wish him all the best in the future.”

Mr. Hart added, “It has been a privilege to serve on Lincoln’s Board for the past eight and a half years.  I am proud of my association and tenure with such a well respected provider of post-secondary education.”

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and  pharmacy technicians), skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 34 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 18,185 students at September 30, 2007.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:
Brad Edwards
Brainerd Communicators, Inc.
212-986-6667